EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
(650) 367-4111

AMPEX HONORED AT 50th ANNUAL

GRAMMY AWARDS CEREMONY

Recognized for Outstanding Technical Achievement

Redwood City, CA – February 11, 2008 – Ampex Corporation (Nasdaq:AMPX) was honored last evening at the 50th Annual Grammy Awards ceremony in Los Angeles, California, where it took home its first Grammy Award for Technical Achievement. This prestigious award now makes its home with 12 Emmy’s, one Oscar and numerous other awards bestowed on Ampex for outstanding technical achievement. The award was accepted by Ampex Chairman D. Gordon Strickland and former Ampex engineers Jay McKnight, Myron Stolaroff and John Leslie.

The company’s first tape recorder, the Ampex Model 200, revolutionized the radio and recording industries. In 1948, ABC used an Ampex Model 200 audio recorder for the first-ever U.S. tape-delayed radio broadcast of The Bing Crosby Show. Ampex also designed multitrack recorders that enabled Les Paul to produce overdubbed recordings.

Ampex withdrew from the professional audio tape recorder market in 1983. Its subsidiary, Ampex Data Systems Corporation today sells solid state, disk and tape recorders primarily to the instrumentation market.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This release may contain information about the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by such forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties disclosed in its Annual report on Form 10-K and its Quarterly Reports on Form 10-Q, as well as other documents periodically filed with the Securities and Exchange Commission.